Exhibit 3.1

Third Certificate of Amendment

to the

Eighth Amended and Restated

Certificate of Incorporation

Myomo, Inc., a corporation organized and existing under virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:

1) The name of the corporation is Myomo, Inc. (the “Corporation”).
2) The Eighth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 8, 2017.
3)
The Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 30, 2020.
4)
The Second Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 10, 2021.

5)
Pursuant to and in accordance with Section 242 of the DGCL, this Third Certificate of Amendment hereby further amends the provisions of the Eighth Amended and Restated Certificate of Incorporation of the Corporation as follows:

a. Section 1 of Article IV is hereby amended and restated to read in its entirety as follows:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 110,000,000, of which 10,000,000 shares of the par value of $0.0001 shall be designated Preferred Stock and 100,000,000 shares of the par value of $0.0001 shall be designated Common Stock.”

6)
This Third Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon.

7) This Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Third Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 25th day of June, 2026.

By:	/s/ Paul R. Gudonis
Paul R. Gudonis, Chief Executive Officer